Exhibit 2.2

STOCK PURCHASE AGREEMENT

dated July 9, 2010

by and among

WADE GRIFFIN, ALLAN SANDERS, LISA OETKEN, TRACY TAYLOR, DAVID HAGEN and ART EVANS

(each, individually, a “Seller” and, collectively, the “Sellers”)

PYRAMID COMMUNICATION SERVICES, INC., a Texas corporation (the “Company”)

and

XETA TECHNOLOGIES, INC., an Oklahoma corporation

(“Purchaser”)

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), which is to be effective as of the 9th day of July, 2010 (the “Effective Date”), is entered into by and among WADE GRIFFIN, ALLAN SANDERS, LISA OETKEN, TRACY TAYLOR, DAVID HAGEN AND ART EVANS (collectively, the “Sellers”), PYRAMID COMMUNICATION SERVICES, INC., a Texas corporation (the “Company” or “Pyramid”) and XETA TECHNOLOGIES, INC., an Oklahoma corporation (“Purchaser” or “XETA”).

RECITALS:

A.                                   Sellers own, collectively, all of the issued and outstanding common stock (the “Shares”) of Pyramid Communication Services, Inc., a Texas corporation (the “Company”).

B.                                     Purchaser desires to acquire from Sellers, and Sellers desire to sell to Purchaser, all of the Shares and all associated goodwill.

NOW, THEREFORE, in consideration of the mutual benefits to be derived hereby, the representations, warranties, covenants, and agreements herein contained, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Purchaser, and Seller do hereby agree as follows:

ARTICLE I

Purchase of Shares

1.1                                 Acquisition of Shares.  Upon the terms of, and subject to the conditions set forth in this Agreement at the Closing, Sellers shall convey to Purchaser and Purchaser shall acquire all of the Shares and associated goodwill from Sellers, free and clear of all manner of liens, charges, encumbrances and claims, but subject to generally applicable laws and regulations with respect to unregistered securities (the “Acquisition”).  The Shares shall constitute all of the Company’s capital stock issued and outstanding as of the date of Closing.

1.2                                 Financial Condition; Profit and Loss.  The Purchase Consideration (as defined in Section 1.3 below) is subject to adjustment as set forth in Section 1.5 below based upon the Company’s cumulative net income or cumulative net losses from the Base Valuation Date to the Closing Date as duly reflected in the Company’s financial statements for the period June 1, 2010 through the Closing Date (“Closing Date Financial Statement”).  The Closing Date Financial Statements shall be prepared in accordance with GAAP by Purchaser’s Accountant, and made available for review by Sellers and their independent public accountant (“Sellers’ Accountant”) within forty-five (45) days after the Closing Date.

1.3                                 Purchase Consideration.  The purchase consideration for the Shares (“Purchase Consideration”) shall be comprised of the following components:

(a)                                  $2,000,000 in cash (“Cash Portion of the Purchase Consideration”), $1,800,000 of which would be paid to the Sellers at Closing, pro rata, according to their relative ownership of the Company —viz.:

Wade Griffin	*	%	$	*
Allan Sanders	*	%	$	*
Lisa Oetken	*	%	$	*
Tracy Taylor	*	%	$	*
David Hagen	*	%	$	*
Art Evans	*	%	$	*
Total:	100.0000%			$1,800,000.00

or as they shall otherwise unanimously direct, with the $200,000 balance (“Escrow Amount”) to be deposited at Closing into escrow with Triad Bank, N. A. pursuant to an Escrow Agreement in the form of Exhibit 1.3(a) hereto attached (“Escrow Agreement”), pending final determination of the Company’s the amount of any cumulative net income or loss realized by the Company since the Base Valuation Date, with payment pursuant to Section 1.5 hereof.

(b)                                 $675,000 in the form of XETA’s subordinated promissory notes in the form of Exhibit 1.3(b) hereto attached, with appropriate insertions (the “Subordinated Notes”), payable to the Sellers pro rata in that aggregate amount—viz.:

Wade Griffin	*	%	$	*
Allan Sanders	*	%	$	*
Lisa Oetken	*	%	$	*
Tracy Taylor	*	%	$	*
David Hagen	*	%	$	*
Art Evans	*	%	$	*
Total:	100.00%			$675,000.00

each dated as of the Closing Date, bearing interest at the rate of       *       and payable in eight (8) quarterly installments of principal and interest in the aggregate amount of $      *       each, commencing on the last day of the third (3rd) full calendar month after Closing and on the last day of every third (3rd) calendar month thereafter until paid in full provided such promissory notes shall provide that payments thereunder shall be permitted so long as none of XETA’s bank lenders (currently, Commerce Bank, N. A.) has accelerated payment under XETA’s debt to such lender.

1.4                                 Additional Consideration to Wade Griffin.  As additional consideration for the acquisition of the Shares from Seller Wade Griffin, Purchaser will pay the sum of $100,000 to Wade Griffin for his personal goodwill and $50,000 in consideration of his three-year non-compete and non-solicitation agreement in the forms attached as Exhibits 1.4(a) and 1.4(b) hereto (the “Goodwill Acquisition Agreement” and the “Non-Competition Agreement,”

*The asterisk (*) indicates that material has been omitted pursuant to a request for confidential treatment.  The omitted material has been filed separately with the Securities and Exchange Commission pursuant to rule 24b-2 of the rules to the Securities and Exchange Act of 1934, as amended.

respectively, and, collectively referred to as the “Griffin Agreements”). The Griffin Agreements will provide for payment in thirty-six (36) consecutive monthly installments in the aggregate amount of $4,166.67 each, commencing on the last day of the first full calendar month after Closing and on the last day of each month thereafter until paid in full.

1.5                                 Purchase Consideration Adjustment; Review Period; Income/Loss Determination; Release from Escrow.

(a)                                  Within forty-five (45) days after the Closing Date, Purchaser will provide Sellers and Sellers’ Accountant c/o of Wade Griffin with a copy of the Company’s Closing Date Financial Statements, prepared in accordance with GAAP.  Sellers and Sellers’ Accountant shall have thirty (30) days after delivery of the Closing Date Financial Statements (the “Review Period”) to verify the amount of any cumulative net income or loss realized by the Company since the Base Valuation Date.

(b)                                 Subject to the provisions of Section 1.6 below, the Escrow Amount will be payable, within five (5) days after the close of the Review Period as follows:

(i)                                 To the extent that the Company shall have realized cumulative net income from the Base Valuation Date through the Closing Date an equivalent amount shall be distributed by the Escrow Agent to the Sellers pro rata in accordance with the their respective ownership percentages set forth in Section 1.3(a); the balance of the Escrow Amount, if any, shall be distributed by the Escrow Agent to Purchaser and shall constitute a reduction in the total Purchase Consideration for the Shares.

(ii)                                  To the extent that the Company shall have realized cumulative net losses from the Base Valuation Date through the Closing Date the amount of such cumulative net losses (“Purchase Consideration Offset Claim”) shall be allocated among the Subordinated Notes pro rata based on the ownership percentages set forth in Section 1.3(a), and Purchaser shall be entitled to offset the amount of such Purchase Consideration Offset Claim against the next payment or payments due under the Subordinated Notes.  In addition, the entire Escrow Amount shall be distributed by the Escrow Agent to Purchaser, in which case the sum of the Escrow Amount and the Purchase Consideration Offset Claim shall constitute a reduction the total Purchase Consideration for the Shares.

1.6                                 Disagreement.  Notwithstanding Sections 1.5(b)(i) and (ii) above, Sellers and their representatives shall have the right for a period of thirty (30) days after Sellers’ receipt of written notice setting forth Purchaser’s determination of the Company’s cumulative net income or cumulative net loss since the Base Valuation Date to review the Company’s books and records as of the Closing Date and, if Sellers agree among themselves to do so, to have Sellers’ Accountant examine such book and records, including accounting work papers, for up to an additional sixty (60) days, to verify Purchaser’s calculation of such cumulative net income or loss.  If Sellers’ Accountant does not agree with Purchaser’s determination of the Company’s cumulative net income or loss, the parties shall negotiate in good faith to agree upon the proper amount thereof.  If Purchaser and a majority of the Sellers (based upon equity ownership in the Company immediately prior to Closing) cannot agree upon such amounts, then, Purchaser’s Accountant, and Sellers’ Accountant shall select a third certified public accountant to arbitrate the matter

(“Evaluator”) and make a final determination of such cumulative net income or loss, in which case Purchaser shall pay one-half (1/2) of the Evaluator’s fee and Seller shall pay the other half (1/2) thereof.

ARTICLE II

Representations and Warranties

of the Seller

To induce the Purchaser to enter into the Agreement, the Company jointly and severally with the Sellers makes the following representations and warranties to Purchaser on the understanding that, assuming the Closing occurs, each representation, warranty and covenant contained herein shall be deemed material to the Purchaser’s agreement to purchase the Shares, and the Sellers and the Company hereby acknowledge that, in executing, delivering, and consummating the Agreement, the Purchaser has relied and will rely upon the correctness and completeness of each of such representations and warranties:

2.1                                 Corporate Existence; Qualification.  The Company is duly organized, validly existing and in good standing under the laws of the State of Texas.  The Company has the corporate power to carry on its business as now conducted and to own its assets, and is duly qualified to conduct business and is in good standing as a foreign corporation in those jurisdictions set forth on Schedule 2.1, and in those jurisdictions in which such qualification is required in order to own its assets or properties or to carry on its business as now conducted, except as set forth in Schedule 2.1 or where the failure to qualify would not have a Material Adverse Effect on the Company, and there has not been any claim by any other jurisdiction to the effect that the Company is required to qualify or otherwise be authorized to do business as a foreign corporation therein.  The copies of the Company’s good standing certificates or certificates of existence (issued by the appropriate authority), Articles of Incorporation (certified by the appropriate authority) and Bylaws (certified by the Company’s Secretary), as amended to date, which constitute a part of Schedule 2.1 are true and complete copies of those documents as now in effect. The minute book of the Company contains accurate records of all official meetings and written consents of the Board of Directors and shareholders since the date of the Company’s incorporation, and accurately reflects all material transactions referred to therein.

2.2                                 Capitalization.  The authorized capital stock of the Company consists of 1,000,000 shares of preferred stock, none of which is issued and outstanding and 1,000,000 shares of common stock, 695,000 shares of which are issued and outstanding as follows:

Wade Griffin	275,000 shares
Allan Sanders	265,000 shares
Lisa Oetken	45,000 shares
Tracy Taylor	45,000 shares
David Hagen	35,000 shares
Art Evans	30,000 shares

All of such outstanding shares are validly issued, fully paid and non-assessable.  There are no subscriptions, options, warrants, rights or calls or other commitments or agreements to which the

Company or any of the Sellers is a party or by which such persons are bound, calling for the issuance, transfer, sale or other disposition of any class of securities of the Company, other than for certain buy-sell rights and rights of first refusal and other transfer restrictions and rights set forth in that certain Stock Purchase and Redemption Agreement, dated January 3, 2009, among the Company and the Sellers (the “Buy-Sell Agreement”). There are no outstanding securities of the Company, convertible or exchangeable, actually or contingently, into shares of Common Stock, or any other securities, of the Company. There are currently 45,000 shares of the Company’s common stock held as treasury shares, said shares being the 45,000 shares previously redeemed by the Company from Tracy Taylor and representing one-half of the shares owned by Tracy Taylor immediately prior to such redemption.

2.3                                 No Subsidiaries.  Except as set forth on Schedule 2.3, there are no corporations, partnerships or other business entities controlled by the Company (collectively, “Subsidiaries”).  As used herein, “controlled by” means (i) the ownership of not less than fifty percent (50%) of the voting securities or other interests of a corporation, partnership or other business entity, or (ii) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a corporation, partnership or other business entity, whether through the ownership of voting shares, by contract or otherwise.  The Company has not made any investment in, and does not own, any capital stock of, or any other proprietary interest in, any other corporation, partnership or other business entity.

2.4                                 Consents.  Except as set forth on Schedule 2.4, there are no consents of governmental or other regulatory agencies, foreign or domestic or of other parties required to be received by, or on the part of, the Company or any of the Sellers to enable each of them to enter into and carry out the Agreement in all material respects.

2.5                                 Authority.  Each of the Sellers has the power, right and authority to enter into the Agreement and to carry out his obligations thereunder.  The execution and delivery of the Agreement and the consummation of the transaction contemplated thereby have been duly authorized by all necessary action on the part of each of the Sellers, and the Company’s Board of Directors, and no other corporate proceeding on the part of the Sellers or the Company is necessary to authorize the execution and delivery hereof.

2.6                                 Binding Nature.  The Agreement constitutes the valid and binding agreement of each of the Sellers and, where applicable, the Company, and, assuming that it constitutes the legal, valid and binding agreement of the Purchaser, the Agreement is enforceable in accordance with its terms subject to applicable bankruptcy, reorganization, insolvency and similar laws affecting the rights of creditors and subject to general principles of equity.

2.7                                 Title to Shares.  Each of the Sellers represents and warrants with respect to the Shares owned or attributed to him that (a) he is and at Closing will be the sole record and beneficial owner of the Shares free and clear of all manner of liens, charges, encumbrances and claims (but subject to generally applicable restrictions on the sale of unregistered securities) and (b) he has and at Closing will have good title to the Shares and the absolute and unqualified right to sell, transfer and deliver the Shares to the Purchaser; in each case subject to the community property rights, if any, of Seller’s spouse, if any, each such spouse having executed this Agreement for the sole purpose of consenting to the sale of the Shares owned by his spouse pursuant to the terms of this Agreement.

2.8                                 Financial Statements.  The unaudited financial statements of the Company for the last three (3) fiscal years ended December 31, 2007, December 31, 2008, and December 31, 2009, respectively, and the interim financial statements for the five-month period ended as of the Base Valuation Date, copies of which are attached hereto as Schedule 2.8, taken as a whole, fairly present, in all material respects, the financial position of the Company as of such dates and the results of its operations for such fiscal years and fiscal period, and, except as set forth therein or in Schedule 2.8, were prepared, in conformity with GAAP (and except that the interim statements lack footnote disclosures, and are subject to year-end adjustments consistent with past practice which will not result in any Material Adverse Change in the Company’s financial condition as reflected by such interim financial statements).

2.9                                 Liabilities.  As of the Base Valuation Date, the Company had no material debts, liabilities or obligations, contingent or absolute, that would be required by GAAP to be reflected as a liability on the books of the Company (including, without limitation, any contingent tax liabilities, which should be accrued under ASC 450, “Contingencies” or which should be accrued under any other ASC or similar applicable pronouncement), other than those debts, liabilities and obligations reflected or reserved against in the Base Value Balance Sheet.

2.10                           Subsequent Actions.  Except as set forth in Schedule 2.10, since the Base Valuation Date, the Company has not: (i) issued or sold, or agreed to issue or sell any of its capital stock, options, warrants, rights or calls to purchase such stock, any securities convertible or exchangeable into such capital stock or other corporate securities, or effected any subdivision or other recapitalization affecting its capital stock; (ii) incurred any material absolute obligation or liability, except those arising in the ordinary and usual course of its business that would normally be reflected on the books of the Company; (iii) incurred any material contingent obligation or liability, except those arising in the ordinary and usual course of its business; (iv) paid or satisfied any liability, absolute or contingent, other than in the ordinary and usual course of business; (v) made any wage or salary increases or granted any bonuses, except in the ordinary course of business consistent with past practices and listed in Schedule 2.10; (vi) mortgaged, pledged or subjected to any lien or other encumbrance any of its properties or assets, or permitted any of its properties or assets to be subjected to any lien or other encumbrance, except in the ordinary and usual course of business; (vii) sold, assigned or transferred any of its properties or assets, except in the ordinary and usual course of business or as approved by Purchaser in writing; (viii) entered into any material transaction not in the ordinary and usual course of business; (ix) waived any rights of material value, or cancelled, modified or waived any indebtedness for borrowed money held by it, except in the ordinary and usual course of business; (x) except in the ordinary and usual course of business, made any loans or advances to any person, or assumed, guaranteed, or otherwise become responsible for the obligations of any person (except for endorsement, for collection or deposit of negotiable instruments received in the ordinary and usual course of business); or (xi) incurred any indebtedness for borrowed money.  To the extent that any moneys are outstanding under any line of credit of the Company, all such funds were utilized in the ordinary and usual course of business.  Since December 31, 2009, the Company has not declared, paid or set aside any dividends or other distributions or payments on its capital stock, or redeemed or repurchased, or agreed to redeem or repurchase, any shares of its capital stock.

2.11                           Absence of Material Changes.  Except as set forth in Schedule 2.11, there has not been any Material Adverse Change in the assets, properties, operations or financial condition of the Company since the Base Valuation Date.   Since the Base Valuation Date no event has occurred, other than in the ordinary and usual course of business or as set forth in such Schedule 2.11, which could be reasonably expected to have a Material Adverse Effect upon the business of the Company, and neither the Company nor any of the Sellers knows of any development or threatened development of a nature that will have, or which could be reasonably expected to have, within the next six (6) months, a Material Adverse Effect upon the business of the Company or upon any of its assets, properties, operations or financial condition, taken as a whole, including, without limitation, the loss of any licenses or permits, suppliers, customers or employees, which loss would be of a material nature.

2.12                           Taxes.  Sellers have delivered to Purchaser true and complete copies of the federal income tax returns of the Company as filed with the Internal Revenue Service for each of the fiscal years ended December 31, 2008, and December 31, 2007, respectively.  Each of such returns was prepared, in conformity with information contained in the books and records of the Company.  The Company’s Federal corporate income tax return for the year ended December 31, 2009, (the “2009 Tax Return”) has not yet been filed, but the Company has timely filed an extension to file same and, when prepared such 2009 Tax Return will have been prepared in conformity with information contained in the books and records of the Company.  Except as set forth in Schedule 2.12 consistent with the requirements of ASC 740, the Company has taken no uncertain tax positions, all taxes, including, without limitation, income, property, sales, use, franchise, capital stock, excise, added value, employees’ income withholding, social security and unemployment taxes imposed by the United States, any state or any foreign country, or by any other taxing authority, which have become due or payable by the Company and all interest and penalties thereon, whether disputed or not, have been paid in full or adequately provided for by reserves shown in its books of account; all deposits required by law to be made by the Company with respect to estimated income, franchise and employees’ withholding taxes have been duly made; and all tax returns, including estimated tax returns, required to be filed have been duly filed.  Except as set forth in Schedule 2.12, the federal and state income tax returns of the Company have never been audited.  Schedule 2.12 also sets forth a list of those states in which income, franchise or sales and use tax returns were filed by the Company during the last five (5) franchise tax years.

2.13                                     Ownership of Assets; Trademarks, etc. Except as set forth in Schedule 2.13, the Company owns outright, and has good and marketable title to all of its assets, properties and businesses (including all assets reflected in the Balance Sheet, except as the same may have been disposed of in the ordinary course of business since the Base Valuation Date), free and clear of all liens, mortgages, pledges, conditional sales agreements, restrictions on transfer or other encumbrances or charges.

Schedule 2.13 sets forth a true and complete list and brief description of all registered patents, copyrights, trademarks, and trade names that are either owned by the Company or in which it has an interest as owner or licensee.  Except as set forth in said Schedule 2.13, (a) the Company has not granted to any other person, firm or corporation any proprietary, or other interest, in any such intangible assets; (b) such assets so owned or licensed are, in the reasonable business judgment of the Company, sufficient to permit the Company to conduct its business as now conducted; (c) except as set forth in Schedule 2.13, the Company is not a party to or bound by any license or agreement requiring the payment to any person, firm or corporation of any royalty; (d) neither the Company nor any of the Sellers knows of any violation by others of the trademark, trade name or patent rights of the Company; and (e) to each Seller’s and the Company’s knowledge, the Company is not infringing upon any patent, copyright, trade name or trademark or otherwise violating the rights of any third party with respect thereto, and no proceedings have been instituted or are threatened and no claim has been received by the Company or any of the Sellers alleging any such violation.

2.14                           Insurance.  Schedule 2.14 sets forth a list and brief description of all policies of fire, liability and other forms of insurance held by the Company as of the date hereof.  Except as set forth in Schedule 2.14, such policies are presently in effect, with all premiums paid currently, and are carried on an “occurrence basis” with respect to the Company’s insurance for general liability and errors and omissions, and on a “claims made basis” with respect to the Company’s insurance policies pertaining to (i) employee benefit liability, (ii) information and network technology errors and omissions, and (iii) directors and officers, EPLI, and fiduciary liability.  Such policies will be in full force and effect for all periods up to and including the Closing, and no notice of cancellation or termination, or indication of an intention not to renew, has been received with respect to any of the policies.  There are no claims filed under or relating to any of the Policies. Neither the Company nor any of the Sellers been notified by any insurance carrier of a material increase in insurance premiums of the Company on a retroactive or prospective basis. Neither the Company nor any of the Sellers knows of any state of facts concerning any claim which an employee may have against the Company that is not covered by insurance (including any medically related illness.

2.15                           Litigation and Legal Compliance.  Except as set forth in Schedule 2.15, there are no actions, suits, proceedings or governmental investigations relating to the Company or to any of its properties, assets or businesses filed or commenced and pending or, to the knowledge of the Company or any of the Sellers threatened, nor any order, injunction, award or decree outstanding, against the Company or against or relating to any of its properties, assets or businesses, and neither the Company nor any of the Sellers knows of any basis for any such action, suits or proceedings within the past two (2) years which could reasonably be expected to have a Material Adverse Effect on the business, financial condition or operations of the Company.  Except as set forth in Schedule 2.15, to each Seller’s knowledge, the Company is not in material violation of any federal, state, local or foreign law, regulation, ordinance, order, injunction, decree, award, or other requirement of any governmental body, court or arbitrator relating to its properties, assets or business, including without limitation, the Foreign Corrupt Practices Act and any applicable wage and hour laws, rules and regulations, the violation of which would have a Material Adverse Effect on the Company.

2.16                           Real Property.  The Company does not own any real property.  Schedule 2.16 sets forth a brief description of all real properties which are leased to or used by the Company (such premises being referred to herein as the “Property”), including all material structures located thereon (the “Structures”) and all related leases and occupancy agreements to which the Company is a party (“Leases”), copies of which are attached hereto and included as part of Schedule 2.16; and (a) the Leases are in full force and effect, and all amounts currently payable by the Company thereunder have been paid; (b) to each Seller’s and the Company’s knowledge, all uses of Property by the Company conform, in all material respects, to all applicable building, fire and zoning ordinances, laws, codes and regulations (including, without limitation, the Americans’ with Disabilities Act) and, to all terms of any applicable Leases; (c) except as otherwise described in Schedule 2.16, to each Seller’s and the Company’s knowledge all of the Property and Structures are in usable and operating condition without the necessity of any major repairs, and can currently be used for their intended purposes; (d) the Company has not received any notice of, and has no knowledge that, any Property or Structure is or will be affected by any special assessments, condemnation, eminent domain, off-site improvements to be constructed, change in grade of public streets or similar proceedings; (e) no person other than the Company is in possession of any of the Property; (f) there exists dedicated access to all of the Property and Structures sufficient for the Company’s present use; and (g) to each Seller’s and the Company’s knowledge, the heating, cooling, electrical, plumbing systems and machinery at all of the Property and Structures are in good working condition. Notwithstanding the preceding, Purchaser, by executing this Agreement understands and acknowledges that the Company is only one tenant in each of the Structures which are multi-tenant buildings occupied by other tenants, and consequently, neither the Company nor any of the Sellers has any material knowledge about the other parts of the Structures occupied by other tenants and neither the Company nor any of the Sellers receives any notices that are sent to the owners of the Structures and thus cannot make, and do not make, any representations pertaining to the foregoing matters in so far as they relate to that part of the Structures not occupied by the Company or the common areas of such Structures.

2.17                           Material Agreements.  Except as listed and briefly described in Schedule 2.17, the Company is not a party to nor bound by:  (i) any written or oral contract, arrangement, commitment or understanding which involves aggregate payments or obligations in excess of Fifteen Thousand Dollars ($15,000) and which cannot be cancelled on thirty (30) days or less notice without penalty, premium or any continuing obligation or liability; (ii) any contractual obligation or contractual liability of any kind to any of the Sellers or any other shareholder of the Company (except for normal salary and benefits); (iii) any contract, arrangement, commitment or understanding with its customers, any of the Sellers or any officer, employee, shareholder, director, representative or agent of the Company for the repurchase of products (other than warranty liability), sharing of fees, the rebating of charges to such customers, bribes or kickbacks from such customers, or other similar arrangements; (iv) any contract for the purchase or sale of any materials, products or supplies which contains, or which commits or will commit the Company for, a fixed term; (v) any contract of employment with any officer or employee that is not terminable at will without penalty, premium or any continuing obligation or liability; (vi) any deferred compensation bonus or incentive plan or agreement that is not cancelable at will without penalty, premium or any continuing obligation or liability; (vii) any union or other collective bargaining agreement; (viii) any agreement, commitment or understanding relating to indebtedness for borrowed money other than trade payables incurred in the ordinary course of business and reflected on the books and records of the Company; (ix) any contract containing covenants limiting the freedom of the Company to engage or compete in any line of business or with any person in any geographical area; (x) any contract or option relating to the acquisition or sale of any business; (xi) any voting trust agreement or shareholder agreement other than for the Buy-Sell Agreement; (xii) any option for the purchase of any asset or assets, tangible or intangible, valued in excess of Fifteen Thousand Dollars ($15,000) individually or in the aggregate; or (xiii) any other contract, agreement, commitment or understanding which materially and adversely affects any of its properties, assets or business, whether directly or indirectly, or which was entered into other than in the ordinary course of business.  (The contracts, arrangements, commitments or understandings described in items (i) through (xiii) of the preceding sentence are referred to herein as the “Material Agreements.”)  Except as set forth in said Schedule 2.17, the Company has not, during the last thirty-six (36) months, entered into any of the types of contracts, arrangements, commitments or understandings with any of its suppliers or customers referred to in item (iii) of this Section 2.17.  A true and correct copy of each of the written Material Agreements has been delivered to the Purchaser.  Except as set forth in Schedule 2.17, none of the Material Agreements requires the consent of any party thereto to the consummation of the transactions contemplated by this Agreement.  Except as disclosed in Schedule 2.17, the Company has in all material respects performed all obligations required to be performed by it to date under all of the Material Agreements, is not in default in any material respect under any thereof, and has received no notice of any default or alleged default thereunder which has not heretofore been cured or which notice has not heretofore been withdrawn; and neither the Company nor any of the Sellers knows of any material default under any of the Material Agreements by any other party thereto or by any other person, firm or corporation bound thereunder.

2.18                           Condition of Assets.  To each Seller’s and the Company’s knowledge, except as set forth in Schedule 2.18, and other than for normal breakdowns and servicing requirements, all material items of machinery and equipment regularly used by the Company in the conduct of its business have been maintained and repaired in accordance with the Company’s maintenance standards, all such material items of machinery and equipment are in good operating condition relative to their years in service, and the inventories of the Company, taken as a whole, are, and on the Closing Date will be, in usable and saleable condition in the ordinary and usual course of business for the purposes for which they are intended, net of the reserves reflected on the Company’s books and records.

2.19                           Accounts and Notes Receivable.  Except as set forth on Schedule 2.19, all of the accounts and notes receivable reflected in the Company’s financial statements were or will have been created from the sale of services or goods in the ordinary course of its business, and neither the Company nor any of the Sellers knows of any dispute, valid defense or right of set-off to the rights of the Company to collect such accounts and notes receivable in the full amounts shown net of the reserve or allowance for bad debts as reflected in the Company’s financial statements; provided, however, Sellers are not guaranteeing that such receivables will be collected in the amount shown and, unless Sellers have breached the foregoing representations in this Section, Sellers shall have no liability to Purchaser in the event the payor of such receivable fails to pay such amount or any part thereof for any reason.  Schedule 2.19 contains a true and correct copy of all notes receivable of the Company as of the Effective Date (to be updated as of the Closing Date) of the Agreement.

2.20                           Permits and Licenses.  Schedule 2.20 sets forth all permits, licenses, orders, franchises and approvals from all federal, state, local and foreign governmental regulatory bodies held by the Company.  The Company has all permits, licenses, orders, franchises and approvals of all federal, state, local and foreign governmental or regulatory bodies, the lack of which would materially and adversely affect the Company’s ability to carry on its business as presently conducted.  Such permits, licenses, orders, franchises and approvals are in full force and effect, and no suspension or cancellation of any of such other permits, licenses, etc. is pending or, to the knowledge of the Company or the Sellers, threatened; and to each Seller’s and the Company’s knowledge, the Company is in compliance in all material respects with all requirements, standards and procedures of the federal, state, local and foreign governmental bodies which have issued such permits, licenses, orders, franchises and approvals.

2.21                           Motor Vehicles.  Schedule 2.21 sets forth a brief description (including all vehicle identification numbers) of all vans, automobiles, trucks and other vehicles owned or leased by the Company and the jurisdiction in which each owned vehicle is titled. Sellers make no representations as to the condition of the motor vehicles, and Purchaser by its signature hereto, agrees to inspect such vehicles prior to Closing and accept them in their “as is” condition.

2.22                           Banking Arrangements.  Schedule 2.22 sets forth the name of each bank in or with which the Company has an account, credit line or safety deposit box, and a brief description of each such account, credit line and safety deposit box, including the names of all persons currently authorized to draw thereon or having access thereto, and the names of all persons, if any, now holding powers of attorney from the Company with a summary of the terms thereof.

2.23                           Sellers’ Interests in Company Assets.  Except as set forth in Schedule 2.23, none of the Sellers nor any of his affiliates owns any property or rights, tangible or intangible, used in or related, directly or indirectly, to the business of the Company.  As used herein, “affiliate of a Seller” means any person, corporation or other entity (other than the Company) which directly or indirectly is controlled by or under common control with the Seller.

2.24                           Salary Information.  Sellers have delivered to Purchaser a complete list of the names and current salary rates of and bonus commitments to all present officers of the Company and the names and current annual salary rates of all other persons employed by the Company.

2.25                           Employee Benefit Plans.  To each Seller’s and the Company’s knowledge, the Company is in compliance in all material respects with all reporting and disclosure requirements applicable to it and its Pension Plans and Welfare Plans under the Code, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and all Department of Labor and Internal Revenue Service regulations promulgated thereunder.  For purposes of this Section, Pension Plans means and includes each “employee pension benefit plan” maintained by the Company (within the meaning of Section 3(2)(A) of ERISA) and Welfare Plans means and includes each “employee welfare benefit plan” maintained by the Company (within the meaning of Section 3(1) of ERISA).  No civil or criminal action brought pursuant to the provisions of Title I, Subtitle B, Part 5 of ERISA or any other federal or state law is pending or, to the Company’s or each Seller’s knowledge threatened, against any fiduciary of the Pension Plans or the Welfare Plans.  To each Seller’s knowledge, no Pension Plan or Welfare Plan, or any fiduciary thereof, has been, or is currently, the direct or indirect subject of an audit, investigation or examination by any governmental or quasi-governmental agency.

2.25.1                  Pension Plans; Claims.  All of the Pension Plans maintained by the Company are listed and described in Schedule 2.25.1. There are no outstanding liabilities of the Company to the Pension Plan (other than payroll deduction contributions not yet remitted to the Plan Trustee), and neither the Company nor any Seller knows of any potential liabilities in connection therewith.  There are no actions, suits or claims pending (other than for benefits in the normal course), pending, or to the knowledge of the Company or the Sellers threatened, and neither the Company nor any of the Sellers has any knowledge of any facts which could give rise to any action, suit or claim, against the Pension Plan or the Company, which might subject the Company to any material liability.

2.25.2                  Welfare Plans; Claims.  All of the Welfare Plans maintained by the Company or to which it makes employer contributions with respect to its employees are listed in Schedule 2.25.2.  There are no actions, suits or claims (other than for benefits in the ordinary course) pending or to the knowledge of the Company or the Sellers threatened, and neither the Company nor any of the Sellers has any knowledge of any facts which could give rise to any actions, suits or claims against any of the Welfare Plans or the Company, which might subject the Company to any material liability.

2.25.3                  Pension Plan and Welfare Plans; Prohibited Transactions.  To Sellers’ and the Company’s knowledge, none of the Welfare Plans nor the Pension Plan, nor any of their related trusts, nor the Company or any trustee, administrator or other “party in interest” or “disqualified person” (within the meaning of Section 3(14) of ERISA or Section 4975(e)(2) of the Code, respectively) with respect to the Pension Plan and the Welfare Plans, has engaged in any non-exempt “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975(c) of the Code, respectively) with respect to the participation of the Company therein, which could subject the Pension Plan or any of the Welfare Plans, their related trusts, any trustee, administrator or other fiduciary of any such Pension Plan or Welfare Plans, the Company, the Purchaser, or any other party dealing with the Pension Plan or the Welfare Plans, to the penalties or excise tax imposed on prohibited transactions by Section 502 of ERISA or Section 4975 of the Code or which could have a Material Adverse Effect on the assets, business or financial condition of the Company.

2.25.4                  Compliance with Rules, Regulations, etc.  To the knowledge of the Company and the Sellers, (a) the Pension Plan and each of the Welfare Plans complies currently, and has complied in the past, both as to form and operation, in all material respects with its own terms and with the provisions of ERISA and the Code, and all other applicable laws, rules and regulations; (b) all necessary governmental approvals and determinations for the Pension Plan have been obtained, including where applicable, a favorable determination as to the qualification of such plans under Sections 401(a), and 501(a) of the Code; and (c) nothing has occurred since the date of each such determination or recognition letter that would adversely affect such qualification.  To the knowledge of the Company and the Sellers, all amounts that are currently owing to plan participants, or contributions required to be made to the Pension Plans or any of the Welfare Plans have been paid or contributed with respect to all periods prior to the Closing Date or have been provided for by adequate reserves on the Balance Sheet.

2.25.5                  COBRA.  To the knowledge of Sellers and the Company, except as set forth in Schedule 2.25.5, the Company has complied in all material respects with the “continuation coverage requirements of group health plans” provided in Section 4980B of the Code, Sections 601 et. seq. of ERISA, the Family and Medical Leave Act of 1994, and all regulations promulgated thereunder.

2.25.6                  Miscellaneous Benefit Plan Matters.  Neither the Company nor any other entity, whether or not incorporated, which is deemed to be under “common control” (as defined in Section 414 of the Code, or 4001(b) of ERISA) with the Company (“Commonly Controlled Entity”) maintains or contributes to any “employee pension benefit plan” (within the meaning of Section 3(2)(A) of ERISA) ) that (a) is a “defined contribution plan” described in Section 3(34) of ERISA or Section 414(i) of the Code, or a “defined benefit plan” described in Section 3(35) of ERISA or Section 414(j) of the Code, and (b) gives rise, or will give rise, to any liability of the Company for (i) any delinquent premium payments due under Section 4007 or ERISA with respect to any such defined benefit plan, or (ii) any unpaid minimum funding contributions that would result in the imposition of a lien on any assets of the Company pursuant to Section 412(c)(11) of the Code or Section 302(c)(11) of ERISA.  Neither the Company nor any Commonly Controlled Entity sponsors or sponsored, or maintains or maintained, any defined benefit plan that has been, or will be, terminated in a manner that would result in any liability of the Company to the Pension Benefit Guaranty Corporation or that would result in the imposition of a lien on any assets of the Company pursuant to Section 4068 of ERISA.  At no time during the five-year period immediately preceding the first day of the year in which the Closing Date occurs has the Company or any Commonly Controlled Entity participated in or contributed to any “multi-employer plan” (within the meaning of Section 4001(a)(3) of ERISA or Section 414(f) of the Code), or had an obligation to participate in or contribute to any such multi-employer plan. No agreement subject to Section 4204 of ERISA has been entered into in connection with the transaction contemplated in the Agreement.  None of the Welfare Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer, or director of the Company.

2.26                           No Breach.  Except as set forth in Schedule 2.26 neither the execution and delivery of the Agreement, compliance by the Company and the Sellers with any of the provisions hereof, nor the consummation of the transactions contemplated by the Agreement, will:

(a)                                  violate or conflict with any provision of the Articles of Incorporation or By-laws of the Company;

(b)                                 violate or result, alone or with notice or the passage of time, in the material breach or termination of, or otherwise give any contracting party the right to terminate or declare a default under, the terms of any of the Material Agreements to which the Company is a party or by which it or any of its properties or assets may be bound;

(c)                                  result in the creation of any material lien, security interest, charge or encumbrance upon any of the material properties or assets of the Company or any of the Sellers;

(d)                                 violate any judgment, order, injunction, decree or award against, or binding upon, the Company, the Sellers, or any of their respective properties or assets; or

(e)                                  violate any law or regulation of any jurisdiction relating to the Company, the Sellers, or any of their securities, assets or properties.

2.27                           Brokers.  Except as described in Schedule 2.27 all negotiations relative to the Agreement and the transactions contemplated thereby have been carried on directly with the Purchaser by the Company and the Sellers without the intervention of any broker, finder, investment banker or other third party. Except as described in Schedule 2.27, neither the Company nor any of the Sellers has engaged, consented to, or authorized any broker, finder, investment banker or other third party to act on its or his behalf, directly or indirectly, as a broker or finder in connection with the transactions contemplated by the Agreement, and each of the Sellers agrees to indemnify the Purchaser against, and to hold it harmless from any claim for brokerage or similar commission or other compensation which may be made against the Purchaser by any third party in connection with any transaction contemplated thereby, which claim is based upon any action by the Company or any of the Sellers.

2.28                           Labor Agreements.  Except with respect to the agreements listed in Schedule 2.17 as a Material Agreement pursuant to Section 2.17 (vii), or as otherwise set forth in Schedule 2.28 (in either case “Labor Agreements”) the Company is not, and during the past five (5) years has not been, involved in any labor discussions with any labor union or group seeking to become the bargaining unit for any of its employees.  With respect to said Labor Agreements, Schedule 2.28 sets forth a description of the status thereof, including any demands or proposals with respect to the renewal, extension or replacement thereof.

2.29                           Change of Name.  The Company has not conducted business under any name during the past five (5) years except those set forth on Schedule 2.29.

2.30                           Environmental Matters.  Except as set forth in Schedule 2.30 attached hereto, to Sellers’ knowledge and the Company’s knowledge, the Company has not, except in accordance with applicable laws, generated, operated, processed, distributed, transported, used, treated, stored, handled, emitted, discharged, released or disposed of (or caused any person or entity to do any of the foregoing or assisted any person or entity in doing any of the foregoing) any oil, gasoline, petroleum-related products, hazardous substances, hazardous waste, or pollutants or contaminants or any product which may give rise to Hazardous Materials Liabilities (all as defined in or governed by the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act, 42 U.S.C. § 9601 et seq., as so amended, “CERCLA”), including, without limitation, asbestos or asbestos-containing materials, polychlorinated biphenyls (“PCBs”) or urea formaldehyde.  For purposes of this Section 2.29:

(a)                                  “Hazardous Materials Liabilities” means any and all damages, losses, liabilities, disabilities, fines, penalties, costs or expenses (including reasonable attorney fees) incurred or to be incurred in connection with the handling, storage, transportation, or disposal of any Hazardous Materials, whether such liabilities be absolute, fixed or contingent, civil or criminal, and whether arising under federal or state law;

(b)                                 “Hazardous Materials” means and includes (a) hazardous materials, contaminants, constituents, medical, hazardous or infectious wastes and other hazardous substances (as those terms are defined in any Environmental Law), (b) petroleum, including crude oil and any fractions thereof, (c) natural gas, synthetic gas and any mixtures thereof, (d) asbestos and/or asbestos-containing materials, and (e) PCBs or materials or fluids containing PCBs in excess of 50 parts per million; and

(c)                                  “Environmental Law” means any statute, law, ordinance or code, and any rule, regulation, permit, consent, approval, license, judgment, order, writ, decree or authorization established or enacted by any administrative agency or court, for or relating to the protection of the environment or the health and safety of any Person (including, without limitation, those relating to (a) the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq.,  the Clean Water Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. §6903 et seq. or CERCLA, (b) emissions, discharges, releases or threatened releases of Hazardous Materials into the environment, including, without limitation, into ambient air, soil, sediments, land surface or subsurface, buildings or facilities, surface water, groundwater, publicly-owned treatment works, septic systems or land; or (c) the generation, treatment, storage, disposal, use, handling, manufacturing, transportation or shipment of Hazardous Materials.

2.31                           Value.  In deciding to sell the Shares at the price provided herein, each of the Sellers represent and warrant to Purchaser that he has relied on his own financial, tax, business and legal advisors, has had full and complete access to all documents, records and books of the Company and has had a reasonable opportunity to obtain such other information as he has deemed necessary to determine the value of the Shares, and has not relied on any express or implied representation by Purchaser or any other person or entity as to the value thereof.

2.32                           Untrue or Omitted Facts.  To each Seller’s knowledge, no representation, warranty or statement by the Company or the Sellers in the Agreement contains any untrue statement of a material fact, or omits or will omit to state a fact necessary to make such representations, warranties or statements not materially misleading.  Without limitation of the foregoing, there is no fact known to the Company or the Sellers that has had, or may be reasonably expected to have, a Material Adverse Effect on the Company or any of its assets, properties, operations or business, and that has not been disclosed in writing to the Purchaser.

2.33                           Continuity of Representations and Update of Schedules.  Each of the Sellers and the Company covenants and agrees to advise Purchaser promptly of any Material Adverse Change or deviation in or from any of the foregoing representations and warranties from the Effective Date through the Closing Date.  Each of the Sellers and the Company agrees that, with respect to the representations and warranties of such party contained in this Agreement, such party shall supplement or amend the Schedules to this Agreement as of the Closing Date with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described. For purposes of determining whether the conditions set forth in Article V hereof have been fulfilled, the Schedules to this Agreement shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude all information contained in any supplement or amendment thereto; provided, however, that if the Closing shall occur, then the Disclosure Schedule shall be deemed for all purposes hereunder to have been amended to include all supplements and amendments thereto up to and including the time of Closing and Purchaser shall have no claim against Sellers with respect to any such new matters disclosed in the Schedules or which is otherwise known to Purchaser prior to the Closing.

ARTICLE III

Representations and Warranties of Purchaser

Purchaser makes the following representations and warranties to Sellers, on the understanding that Sellers, in executing, delivering and consummating this Agreement, have relied and will rely upon the correctness and completeness of each of such representations and warranties:

3.1                                 Corporate Existence and Qualification.  Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Oklahoma.  Purchaser has the corporate power to own its assets and properties and to carry on its business as now conducted, and is duly qualified and is in good standing as a foreign corporation in those jurisdictions in which it is required to qualify in order to own its assets or properties or to carry on its business as now conducted.

3.2                                 Consents.  No consent of any governmental or other regulatory agency, foreign or domestic, or any other party is required to be received by or on the part of Purchaser to enable it to enter into and carry out this Agreement in all material respects.

3.3                                 Corporate Authority.  Purchaser has the power to enter into this Agreement and to carry out its obligations hereunder.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by Purchaser’s Board of Directors, and no other corporate proceeding on the part of Purchaser will be necessary to authorize the execution and delivery of this Agreement or the consummation of such transactions.  This Agreement constitutes the legal, valid and binding agreement of Purchaser and, assuming that this Agreement constitutes the legal, valid and binding agreement of Sellers, it is enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting the rights of creditors and to general principles of equity.

3.4                                 No Breach.   Once approved by Purchaser’s commercial lender, Commerce Bank, N. A., neither the execution or delivery of this Agreement nor Purchaser’s compliance with any of the provisions hereof or its consummation of the transactions contemplated hereby, will:

(a)                                  violate or conflict with any provision of its Certificate of Incorporation or Bylaws;

(b)                                 violate or result, alone or with the passage of time, in the material breach or termination of, or otherwise give any contracting party the right to terminate or declare a default under, the terms of any Material Agreement, document or undertaking, oral or written, to which Purchaser is a party, or by which it or any of its properties or assets may be bound (except for such violations, conflicts, breaches or defaults as to which required waivers or consents by other parties have been or, prior to Closing, will be obtained);

(c)                                  result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Purchaser;

(d)                                 violate any judgment, order, injunction, decree, or award against or binding upon Purchaser, its properties or assets; or

(e)                                  violate any law or regulation of any jurisdiction relating to Purchaser or any of its securities, assets or properties.

3.5                                 Brokers.  Purchaser has not engaged, consented to, or authorized any broker, finder, investment banker or other third party to act on its behalf, directly or indirectly, as a broker or finder in connection with the transactions contemplated by this Agreement, and Purchaser agrees to indemnify the Sellers against, and to hold them harmless from, any claim for brokerage or similar commission or other compensation, which may be made against any Sellers, or any of them, by any third party in connection with the transactions contemplated hereby based upon any action by Purchaser.

3.6                                 Value.  In deciding to acquire the Shares for the Purchase Consideration, Purchaser represents and warrants that it has relied on its own financial, tax, business and legal advisors and on the representations and warranties of Sellers and Company in this Agreement.  Purchaser has not relied on any express or implied representation by Sellers or any other person or entity as to the value of the Shares.

3.7                                 SEC Filings Complete.   Purchaser’s most recent Annual Report on Form 10-K, all intervening 8-Ks and Form 10-Qs (if any), and Purchaser’s most recent annual meeting proxy statement (collectively, “Purchaser Disclosure Documents”), all as filed with the Securities and Exchange Commission (“SEC”), and as of the time when any such Purchaser Disclosure Document was so filed:  (a) did not contain a misstatement of a material fact or an omission of a material fact required to be stated therein or necessary to make the statements therein not misleading; and (b) complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such documents.

3.8                                 Litigation.  Except as disclosed in the Purchaser Disclosure Documents, there is no action, suit, litigation, arbitration or other proceeding pending or, to the knowledge of Purchaser threatened, against Purchaser or any of its subsidiaries which would have a Material Adverse Effect on its properties, assets or business, or which would prevent or hinder the consummation of the transactions contemplated by this Agreement or its obligations thereunder.

3.9                                 Generally.  To Purchaser’s knowledge, no representation or warranty by Purchaser in the Agreement or in any exhibit, schedule or closing certificate furnished or to be furnished to Sellers pursuant to this Agreement or in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact, necessarily to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

ARTICLE IV

Covenants

4.1                                           Access; Due Diligence Examination.  From the Effective Date through the Closing Date, the Sellers shall cause the Company to give Purchaser and its authorized representatives access upon reasonable notice during business hours and in such manner as shall not unduly disrupt the Company’s normal business activities, to any and all premises, properties, contracts, commitments, books, records and affairs of the Company and shall cause its officers and employees to furnish Purchaser any and all financial, technical and operating data, all accounting and business records and all legal documents and other information pertaining to the Company as Purchaser, its representatives and advisors, may from time to time request to verify the existence, condition, value and ownership of Seller’s assets, the amount, nature and scope of its liabilities, and the prospects of the Company (“Due Diligence Information”).  Purchaser shall be entitled to rely on the accuracy of all Due Diligence Information.  Purchaser shall also have the right to interview Seller’s key employees, customers and vendors/suppliers, and to review all customer credit histories and profiles as Purchaser, its representatives and advisors may deem necessary.

4.2                                           Pre-Closing Covenants of Sellers and the Company.   Sellers covenant and agree that from the Effective Date through the Closing Date they shall not:

(a)                                  permit the Company to conduct its business other than in the ordinary course consistent with past practice;

(b)                                 permit the Company, its employees, agents or representatives, directly or indirectly, to solicit, encourage or participate in discussions concerning, or to supply information relating to, any other sale of any material portion of the Company’s assets or capital stock; or

(c)                                  permit the Company to make any distributions or payments of any kind to its shareholders, whether of operating profits or in payment of any debt due to any such shareholder(s), or any interest thereon, other than normal salary payable for services rendered.

4.3                                 Pre-Closing Covenants of Purchaser.  Purchaser hereby covenants that, from and after the Execution Date until the Closing or the earlier termination of this Agreement, Purchaser will use its best efforts to insure that all of its representations and warranties contained herein are true in all material respects as of the Closing as if repeated at and as of such time. Purchaser shall promptly notify the Seller of any event or fact constituting or which is likely to cause a breach or default of its covenants, representations or warranties herein.

4.4                                           Confidentiality.  At the Closing, the Sellers shall execute and deliver to the Purchaser a Confidentiality Agreement in the form of Exhibit 4.4 hereto attached (“Confidentiality Agreement”) containing covenants prohibiting Sellers, for the period described therein (the “Restricted Period”) from disclosing any confidential or proprietary information of or concerning the Company to any third party.

4.5                                 Retention of Business Records.  For a period of six (6) years after the Closing, the Purchaser shall retain, or cause the Company to retain, all business records of the Company in its possession as of the Closing or otherwise relating to periods prior to Closing.  Purchaser shall afford Sellers and their authorized representatives access to such records upon reasonable prior notice for any proper purpose.

4.6                                 Tax Covenants.  Prior to Closing none of the Sellers shall, without the prior written consent of Purchaser, permit Company to make or change any election, change an annual tax accounting period, adopt or change any tax accounting method, file any amended return, enter into any closing agreement, settle any tax claim or assessment, surrender any right to claim a refund of taxes, consent to any extension or waiver of the limitation period applicable to any tax claim or assessment, or take any other action that may have the effect of increasing the tax liability of Purchaser or Company.  After the Closing Purchaser shall not, without the prior written consent of a majority of the Sellers (based on stock ownership), make or change any tax election, change an annual tax accounting period (except that Purchaser may change the Company’s taxable year to a year ending October 31, commencing with the year ending October 31, 2010), adopt or change any tax accounting method, file any amended return, enter into any closing agreements, settle any tax claim or assessment, surrender any right to claim a refund of taxes, consent to any extension or waiver of the limitation period applicable to any tax claim or assessment, or take any other action that may have the effect of increasing the tax liability of any Seller.

4.7                                 Tax Records.  Each party hereto shall provide, and shall cause its accountants and other representatives to provide, to the other parties on a timely basis, the information (including but not limited to all work papers and records) that the former or its accountants or other representatives has or have within its or their control and that may be reasonably necessary in connection with the preparation of any and all returns required to be filed by such other parties or any other examination by any taxing authority or other administrative or judicial proceeding relating to taxes of the Company or Purchaser.  Sellers and Purchaser shall retain or cause to be retained, until the applicable statutes of limitations (including any extensions) have expired, copies of all tax returns for all taxable periods of the Company beginning before the Closing Date, together with supporting work schedules and other records or information that may be relevant to such returns.

ARTICLE V

Conditions Precedent to the

Obligation of Purchaser to Close

The obligation of Purchaser to close is subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions, any one or more of which may be waived in writing by Sellers:

5.1                                 Representations and Warranties.  All of the representations and warranties of the Company and the Sellers contained in this Agreement and in any Exhibit, Schedule or certificate delivered to Purchaser pursuant hereto or in connection with the transactions contemplated hereby shall be true and correct in all material respects at the Closing and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on the Closing Date.

5.2                                 Covenants.  The Company and the Sellers shall have in all material respects performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by each of them prior to or at the Closing.

5.3                                 No Actions.  No action, suit, proceeding or investigation shall have been instituted, and be continuing before a court or before or by a governmental body or agency, or shall have been threatened and be unresolved, to restrain or to prevent or to obtain damages in respect of, the carrying out of the transactions contemplated hereby, or which, if successful, would materially affect the right of Purchaser to own the Shares, or which, if successful, would have a Material Adverse Effect on such right, the prospects or net worth of the Company, or the value of the Shares.

5.4                                 Consents; Licenses and Permits.  The Company and the Sellers shall have each obtained all consents, licenses and permits of third parties to any of the Material Agreements and such other consents, if any, as shall, in Purchaser’s sole discretion be necessary (a) to prevent (i) any agreements of the Company from terminating, the termination of which, in the aggregate, would have a Material Adverse Effect on the business, financial condition or assets of the

Company, or (ii) any material indebtedness of the Company from becoming due then, or with notice or the passage of time as a result of the performance of this Agreement, or (b) to enable Sellers and the Company to perform all of their respective obligations under this Agreement.

5.5                               No Material Change.  There shall have been no Material Adverse Change in the financial condition of the Company or its business since the Base Valuation Date, the Company’s assets, liabilities and stockholders’ equity as of the Closing Date shall be, in Purchaser’s sole determination, substantially similar in amount and composition to such items as reported in the Base Value Balance Sheet and the Company’s net funded debt (i.e. amounts owed under bank lines of credit and notes payable, other than $95,000 for a disputed tax liability represented by a note payable, minus cash on hand) shall not exceed $450,000.

5.6                               Due Diligence.  Purchaser shall have been afforded the access and due diligence opportunities set forth in Section 4.1 hereof and shall have completed its due diligence examination of the Company and the Due Diligence Information set forth therein, and found the Company and the Shares and the Acquisition contemplated hereby to be in all respects entirely satisfactory to Purchaser and its legal counsel.

5.7                               Certificate.  Purchaser shall have received a certificate in the form of Exhibit 5.7 hereto attached, dated as of the Closing Date and signed by Seller Wade Griffin and the Company, verifying the satisfaction of the conditions set forth in Sections 5.1 through 5.5.

5.8                               Employment of Key Personnel. All employees of the Company identified by Purchaser as key to the successful continuation of the Company’s business, including but not limited to Sellers Art Evans and Lisa Oetken and also Chris Griffin, shall have agreed to accept continued employment with the Company or Purchaser on terms satisfactory to Purchaser to be set forth in offers of employment to be conveyed by letter, including but not limited to       *       and non-solicitation provisions extending at least one (1) year after the last payment of compensation thereunder (the “Employment Arrangements”).

5.9                               Supplier/Vendor Relationships; Consents.  The negotiation and execution of mutually acceptable extensions, as deemed necessary by Purchaser, of any and all contracts or agreements with all key suppliers and vendors of the Company and the delivery of all customer and other consents determined by Purchaser to be necessary to maintain in force all of the Company’s existing contracts, leases and other agreements in light of the change in the Company’s control to be effected by Purchaser’s acquisition of the Shares.

5.10                        Government and Regulatory Approvals; Lender Consents.  Receipt by XETA of all governmental approvals and investor consents (if any), and compliance with all relevant government and third-party registrations and notices (including those imposed by the SEC and NASDAQ) deemed necessary by Purchaser’s legal counsel to Purchaser’s acquisition of the Shares and its continued operation of the Company and its business after Closing, free of burdensome conditions or restrictions, including the consent of Commerce Bank, N. A.

*The asterisk (*) indicates that material has been omitted pursuant to a request for confidential treatment.  The omitted material has been filed separately with the Securities and Exchange Commission pursuant to rule 24b-2 of the rules to the Securities and Exchange Act of 1934, as amended.

5.11                        Capital Expenditures.  The Company shall have not incurred or made capital expenditures since the Base Valuation Date in the aggregate amount of more than $      *      .

5.12                        Opinion.  Purchaser shall have been provided with an opinion from counsel to the Company stating, subject to customary qualifications and limitations, that:

(a)                                 The Company is duly organized, validly existing and in good standing under the laws of the State of Texas.  The Company has the corporate power to carry on its business as now conducted and to own its assets, and is duly qualified to conduct business and is in good standing as a foreign corporation in those jurisdictions set forth on Schedule 2.1., which include all jurisdictions in which qualification is required in order for the Company to own its assets or properties or to carry on its business as now conducted, except as otherwise set forth in Schedule 2.1 or where the failure to qualify would not have a Material Adverse Effect on the business of the Company, and, to such counsel’s knowledge, there has not been any claim by any other jurisdiction to the effect that the Company is required to qualify or otherwise be authorized to do business as a foreign corporation therein.

(b)                                 The authorized capital stock of the Company consists of 2,000,000 shares of which 1,000,000 shares are common stock, and 1,000,000 shares are preferred stock.  There are no shares of Preferred Stock issued and outstanding. There are 695,000 shares of common stock issued and outstanding, as follows:

Wade Griffin	275,000 shares
Allan Sanders	265,000 shares
Lisa Oetken	45,000 shares
Tracy Taylor	45,000 shares
David Hagen	35,000 shares
Art Evans	30,000 shares

All of such outstanding shares are validly issued, fully paid and non-assessable.  To counsel’s knowledge, there are no subscriptions, options, warrants, rights or calls or other commitments or agreements to which the Company or the Seller is a party or by which such persons are bound, calling for the issuance, transfer, sale or other disposition of any class of securities of the Company other than the Buy-Sell Agreement. To counsel’s knowledge, there are no outstanding securities of the Company convertible or exchangeable, actually or contingently, into shares of Common Stock, or any other securities, of the Company.

(c)                                  The Company has all requisite corporate power and authority to execute, deliver, and perform this Agreement to the extent of its joinder herein.  The execution and delivery of the Agreement have been duly and validly authorized by all requisite corporate action taken on the part of the Company, and its directors, and no other corporate proceeding on the part of the Company, its directors or its shareholders is

*The asterisk (*) indicates that material has been omitted pursuant to a request for confidential treatment.  The omitted material has been filed separately with the Securities and Exchange Commission pursuant to rule 24b-2 of the rules to the Securities and Exchange Act of 1934, as amended.

necessary to authorize the Company’s execution, delivery and performance of the Agreement.

(d)                                 The Agreement has been duly executed and delivered by the Company, and constitutes the valid and binding obligation of the Company, to the extent of its joinder herein, enforceable against the Company in accordance with its terms.

(e)                                  The Company’s execution, delivery, and performance of the Agreement will not violate or result in a breach of any term of the Company’s Articles of Incorporation or Bylaws, and to counsel’s knowledge, the Company’s execution and delivery of the Agreement will not result in a breach of any instrument, permit, license or agreement of which the Company is a beneficiary or to which it is a party.

(f)                                   To counsel’s knowledge, the Company’s execution and delivery of the Agreement does not violate any applicable law, statute, rule, or regulation of the United States or State of Texas, nor, to counsel’s knowledge, any injunction, order, or decree of any court or governmental agency or authority binding upon the Company and to counsel’s knowledge the Acquisition, if consummated, will not violate of any such law, statue, rule or regulation to which the Sellers or the Company are subject.

(g)                                  To counsel’s knowledge, except as otherwise set forth in Schedule 2.15 to the Agreement, there is not now pending any suit, action, claim, investigation, arbitration, administrative or legal or other proceeding or governmental inquiry of any kind against or relating to the Company which could have a Material Adverse Effect on the Company, nor, to such counsel’s knowledge, has any such suit, action, claim, investigation, arbitration or administrative, judicial or other proceeding or governmental inquiry been threatened involving, the Company, nor has the Company consulted with such counsel with a view to obtaining substantive legal advice with respect to any such matter.

(h)                                 To such counsel’s knowledge, the Company has not been cited for any violation or violations of any order, writ, injunction, judgment or decree of any court or federal, state or local government department, official, commission, authority, board, bureau, agency or other instrumentality, which has been issued or is pending against, and which could have a Material Adverse Effect on, the Company; and counsel has no knowledge of, nor has such counsel been consulted by the Company with a view to obtaining substantive legal advice, with regard to any matter involving, the violation or alleged violation of any law by the Company, which violation or alleged violation, if proven, would likely have a Material Adverse Effect on the Company.

(i)                                     Each Seller has full power and authority to enter into and perform such Seller’s obligations under the Agreement. The Agreement is a legal, valid and binding obligation of such Seller, and enforceable against such Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally.

When any of such counsel’s opinions shall be qualified “to such counsel’s knowledge,” the opinion may provide that is limited to the actual knowledge of the individual lawyers in the firm rendering such opinion based upon reasonable investigation of the facts or in reasonable reliance upon representations made by the Sellers in this Agreement or in statements and certifications duly obtained, when counsel has deemed it to be necessary, from public officials and officers of the Company.

5.13                        No Contingencies or Litigation.  There shall exist no contingency or any threatened or pending litigation which could, in Purchaser’s reasonable judgment, have a Material Adverse Effect on the Company or its business, or the consummation of the Acquisition.

5.14                        Termination of Buy-Sell Agreement.  The Company and the Sellers shall have executed and delivered a written termination of Buy-Sell Agreement and provided Purchaser with a copy of such termination.

5.15                        Non-Competition and Consulting Agreements.  At the Closing, Seller Wade Griffin shall have executed and delivered the Non-Compete Agreement and a written consulting agreement in the form of Exhibit 5.15 hereto attached (“Consulting Agreement”) extending for a term of       *       after the Closing Date pursuant to which Mr. Griffin agrees to make himself available to the Company, if an as requested, for       *       of ongoing consulting       *       in consideration of Purchaser’s agreement to pay, or cause the Company to pay, Mr. Griffin a consulting fee in the sum of       *      .        *      .

5.16                        2009 Tax Return.  Sellers shall cause the Company to provide Purchaser with a final draft of its 2009 Tax Return prior to its filing with the IRS and shall Purchaser five (5) business days to review the final draft prior to its filing with the IRS.  The 2009 Tax Return shall have been filed with the IRS as a condition precedent to Purchaser’s obligation to close.

5.17                        Board Approval.  Purchaser shall have determined, after consultation with its legal counsel, that the risks associated with asserted and unasserted claims and contingencies relative to the Company and its business are acceptable and the consummation of the Acquisition pursuant to this Agreement shall have been approved by Purchaser’s Board of Directors.

5.18                        Additional Documents.  The Sellers and the Company shall have delivered all such other certificates and documents consistent with this Agreement as Purchaser or its counsel shall have reasonably requested, together with all disclosure schedules and any exception schedules desired by Sellers, which schedules (hereinafter referred to, collectively, as the “Schedules”) shall be satisfactory to Purchaser in form and content.

ARTICLE VI

Conditions Precedent to the Obligation of Sellers to Close

The Sellers’ obligation to close is subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions, any one or more of which may be waived in writing by the Purchaser:

*The asterisk (*) indicates that material has been omitted pursuant to a request for confidential treatment.  The omitted material has been filed separately with the Securities and Exchange Commission pursuant to rule 24b-2 of the rules to the Securities and Exchange Act of 1934, as amended.

6.1                               Representations and Warranties.  All representations and warranties of Purchaser contained in this Agreement and in any Exhibit, Schedule or certificate delivered pursuant hereto or in connection with the transactions contemplated hereby shall be true and correct in all material respects at the Closing and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on the Closing Date.

6.2                               Covenants.  Purchaser shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it prior to or at the Closing.

6.3                               No Actions.  No action, suit, proceeding or investigation shall have been instituted, and be continuing, before a court or before or by a governmental body or agency, or shall have been threatened, and be unresolved, by any governmental body or agency to restrain or prevent, or obtain damages in respect of, the carrying out of the Acquisition.

6.4                                         Certificate.  The Sellers shall have received a certificate in the form annexed hereto as Exhibit 6.4 dated as of the Closing Date, signed by the Purchaser verifying the satisfaction of the conditions contained in Sections 6.1 through 6.3.

6.5                                         Release of Personal Liability on Company Debt. Purchaser shall have either (i) paid off all existing bank loans of the Company, or (ii) otherwise obtained the release of the personal guarantees of Sellers of such bank indebtedness.  In addition, Purchaser shall have either (a) obtained the release of any personal guaranty of Sellers of any lease or other contract or agreement to which the Company is a party and which has been personally guaranteed by one or more Sellers, or (b) shall have given the Sellers indemnification from such liability.

6.6                                         Additional Documents.  Purchaser shall have delivered to Sellers all such other certificates and documents consistent with this Agreement as Sellers or their counsel shall have reasonably requested.

ARTICLE VII

Closing

7.1                               The Closing.  The closing of the sale and acquisition of the Shares contemplated by this Agreement (the “Closing”) shall occur upon satisfaction of all of the conditions precedent to the obligations of the parties to close as set forth in Articles V and VI and upon the delivery by the parties of all of the items to be delivered by them pursuant to Sections 7.3 and 7.4 hereof.

7.2                               Location, Time and Date.  The Closing shall be held in the offices of Barber & Bartz, 525 South Main Street, Suite 800, Tulsa, Oklahoma, 74103, at 10:00 o’clock a.m. on July 30, 2010, subject to postponement by Purchaser as may be reasonably necessary to satisfy the conditions precedent to Purchaser’s obligation to close hereunder, or at such other time and place as may be actually agreed to by the parties hereto.  (The date on which the Closing shall occur is referred to in this Agreement as the “Closing Date”).

7.3                               Sellers’ Deliveries.  At the Closing, the Sellers will deliver or cause to be delivered to Purchaser:

(a)                                 All original certificates representing the Shares, constituting all of the issued and outstanding shares of the Company immediately prior to the Closing, duly endorsed by the registered owner(s) thereof;

(b)                                 The Escrow Agreement;

(c)                                  The Goodwill Acquisition Agreement and the Non-Competition Agreement;

(d)                                 The Employment Arrangements, including non-solicitation agreement from Lisa Oetken, Art Evans and Chris Griffin and the Consulting Agreement with Wade Griffin;

(e)                                  The Confidentiality Agreement;

(f)                                   The certificate required by Section 5.7;

(g)                                  The opinion of counsel required by Section 5.12;

(h)                                 Each Seller’s resignation as a director and officer of the Company, to the extent requested by Purchaser; and

(i)                                     Such other certified resolutions, releases, documents, Schedules and certificates, as are required to be delivered by any Seller and/or the Company pursuant to the provisions of this Agreement.

7.4                               Purchaser’s Deliveries.  At the Closing, Purchaser will deliver or cause to be delivered to the applicable Seller or Sellers:

(a)                                 The Cash Portion of the Purchase Consideration and promissory notes contemplated by Sections 1.3(b), less the Escrow Amount (which shall be deposited into escrow with a Triad Bank, N. A. pursuant to the Escrow Agreement;

(b)                                 The Escrow Agreement;

(c)                                  The Goodwill Acquisition Agreement, the Non-Competition Agreement and the Consulting Agreement;

(d)                                 The offers of employment in connection with the Employment Arrangements;

(e)                                  The certificate required by Section 6.4; and

(f)                                   Such other certified resolutions, documents and certificates as are required to be delivered by Purchaser pursuant to the provisions of this Agreement.

7.5                               Transfer of Possession.  As of the Closing Date, the Sellers shall give Purchaser full possession and ownership of the Shares.

ARTICLE VIII

Survival of Representations; Indemnification

8.1                               Survival.  The parties hereto agree that their respective representations, warranties, covenants, and agreements contained herein shall survive the Closing for a period of two (2) years after the Closing Date except that those covenants, representatives and warranties made by the Sellers and/or the Company in Section 2.7 shall survive for three (3) years after the Closing Date and that those made by them with respect to Taxes, Employee Benefit Plans and Environmental Matters (Sections 2.12, 2.25, and 2.30) shall survive the Closing for such periods of time that the government agencies having jurisdiction over the subject matter of those covenants, representations and warranties may be empowered to assess a liability or deficiency with respect to any of the matters covered thereby (the “Indemnification Period”).

8.2                               Indemnification by Sellers.  Subject to the other provisions of this Article VIII, each of the Sellers agrees to save and indemnify Purchaser against, and hold it harmless from, (a) any and all liabilities, of every kind, nature and description, fixed or contingent, including without limitation reasonable attorney fees and expenses incurred in connection with any action, claim or proceeding relating to such liabilities (“Damages”), arising from the breach of any of such Seller’s representations, warranties, covenants or agreements contained herein or in the Schedules hereto, a claim for which is asserted in writing by Purchaser during the Indemnification Period and (b) any indebtedness and liability for sales taxes, penalties and interest (“Sales Tax Claims”) owed or hereafter to be owed to the State of New Mexico or any other state in which the Company has done business with in the past three (3) years with respect to business transacted by the Company prior to the Closing Date  (collectively, “Purchaser Claims”).

8.3                               Indemnification by Purchaser.  Purchaser agrees to save and indemnify the Sellers against, and to hold them harmless from, any and all Damages arising from the breach of any of Purchaser’s representations, warranties, covenants or agreements contained herein or the Exhibits hereto, a claim for which is asserted in writing by a majority of the Sellers during the applicable Indemnification Period (“Sellers Claims”).

8.4                               Limitation of Liability.  The indemnification obligations of the parties pursuant to this Article VIII shall be subject to the following limitations and conditions:

(a)                                 No indemnification shall be required to be made by Sellers pursuant to this Article VIII with respect to any Purchaser Claims, unless and until the aggregate amount of Damages incurred by Purchaser with respect to all Purchaser Claims, including Purchaser Claims cut off by certain of the limitations periods set forth in Section 8.1 hereof,

exceeds $      *      , provided that any claims asserted against Purchaser or the Company after the Closing Date for Sellers’ unpaid attorney’s fees or brokerage fees, if any, incurred in connection with the negotiation and consummation of the transactions contemplated by this Agreement or for unpaid taxes for periods ending on or before the

*The asterisk (*) indicates that material has been omitted pursuant to a request for confidential treatment.  The omitted material has been filed separately with the Securities and Exchange Commission pursuant to rule 24b-2 of the rules to the Securities and Exchange Act of 1934, as amended.

Closing Date, including but not limited to any Sales Tax Claims, shall not be subject to the foregoing $      *       threshold amount.

(b)                                 No indemnification shall be required to be made by Purchaser pursuant to this Article VIII with respect to any Sellers Claims, unless and until the aggregate amount of Damages incurred by the Sellers with respect to all Sellers Claims exceeds $      *      .

(c)                                        *      .

(d)                                 The indemnification obligations of Seller and Purchaser pursuant to this Article VIII shall be limited to actual damages and shall not include incidental, consequential, indirect, or (except on grounds of fraud or reckless disregard) punitive or exemplary damages; provided, however, for purposes of this Agreement, actual Damages shall include incidental, consequential, indirect, punitive or exemplary damages awarded against an indemnified party by a court of competent jurisdiction or pursuant to binding arbitration to a third-party (other than a party claiming through the party seeking indemnification hereunder).

(e)                                  Notwithstanding anything to the contrary herein, the maximum aggregate indemnification obligation of Sellers pursuant to this Article VIII shall be limited with respect to Purchaser Claims other than Sales Tax Claims as follows:

(i)                                     *      ,

(ii)                                  *      , and

(iii)                               *      .

8.5                               Claims.  All claims for Damages shall be computed net of the present value of all readily ascertainable future tax benefits associated therewith.  No claim shall be made for matters adequately covered by insurance.

8.6                               Defense of Claims.  Each party asserting a right to indemnification under this Article VIII (the “Asserting Party”) agrees to notify the party putatively required to provide indemnification (the “Responding Party”) with reasonable promptness of any claim asserted against it in respect of which the Responding Party may be liable under this Agreement, which notification shall be accompanied by a written statement setting forth the basis of such claim and the manner of calculation thereof.  The Responding Party shall have the right, at its election, to defend or compromise any such claim at its own expense with counsel of its choice; provided, however, that (i) such counsel shall have been approved by the Asserting Party, which approval shall not be unreasonably withheld or delayed; (ii) the Asserting Party may participate in such defense if it so chooses with its own counsel and at its own expense; and (iii) any such defense or compromise shall be conducted in a manner which is reasonable and not prejudicial to the Asserting Party’s interest in such matter.  In the event the Responding Party does not undertake to defend or compromise the claim, the Responding Party shall promptly notify the Asserting Party of its intention not to undertake to defend or compromise the claim, and the Responding Party shall be bound by (a) the final decree of any court of competent jurisdiction deciding the validity and amount of the claim asserted against the Asserting Party, and (b) any compromise of

*The asterisk (*) indicates that material has been omitted pursuant to a request for confidential treatment.  The omitted material has been filed separately with the Securities and Exchange Commission pursuant to rule 24b-2 of the rules to the Securities and Exchange Act of 1934, as amended.

such claim made with the prior consent of the Responding Party, which shall not be unreasonably withheld or delayed.

8.7                               Extension of Time.  To the extent that an Asserting Party delivers written notice of a claim for Damages against a Responding Party prior to the expiration of the applicable Indemnification Period, reasonably identifying the basis for the claim and the amount of any reasonably ascertainable Damages, the applicable Indemnification Period shall be extended for such claim until such claim is resolved by a Final Determination, subject to the limitations hereinabove provided.

8.8                               Final Determination.  For the purposes of this Agreement, a “Final Determination” shall exist when (i) the parties agree in writing upon the amount, or (ii) a court of competent jurisdiction shall have made a determination on the merits with respect thereto and appeal therefrom shall not have been taken within a timely fashion from the date of such determination. The indemnified party will assign to the party providing indemnification any claims against which the indemnified party has been indemnified and paid as provided herein, as to which there may be claims against persons other than the Company, and the party providing indemnification shall in all respects be subrogated to the rights of the indemnified party in connection therewith.

8.9                               Exclusive Remedy After Closing. Except as hereinafter set forth in this Section 8.9, as a material inducement to Sellers and Purchaser to enter into this Agreement and perform their respective obligations hereunder, each party hereby agrees and acknowledges on behalf of itself and its respective heirs, personal representatives, successors and assigns, that, in relation to any breach, default or nonperformance of any representation, warranty, covenant or agreement made or entered into by a party hereto pursuant to this Agreement (a “Breaching Party”), the sole and exclusive remedy available to the aggrieved party after the Closing Date in respect of said breach, default or nonperformance shall be to seek indemnification from the Breaching Party to the extent properly claimable and limited pursuant to the provisions of this Article VIII. Notwithstanding the preceding, nothing contained herein shall limit the remedies of Purchaser in the event of the fraud of any Seller or Purchaser’s right to seek injunctive relief for a Seller’s breach of the confidentiality provisions of this Agreement, nor shall the provision of this Article VIII supersede or impair Purchaser’s right to exercise any available right of offset against any of its own obligations arising pursuant to this Agreement or any instruments or agreement entered into by Purchaser with the Sellers or any of them pursuant to this Agreement; provided that payments, if any, not made to Sellers, or any of them, by reason of this provision shall be made into an escrow account established at the time for receipt of such funds pending a Final Determination under Section 8.8.  Notwithstanding the preceding, in the event there is a default under the Subordinated Notes, the provisions of Article VIII shall not apply to the Subordinated Note(s) and the remedies for a default under the Subordinated Note(s) shall be governed by the provisions of the Subordinated Notes.

ARTICLE IX

Termination and Waiver

9.1                               Termination.  Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the transactions provided for herein abandoned at any time prior to the Closing Date:

(a)                                 By mutual consent of the parties;

(b)                                 By Purchaser if, through no fault of Purchaser, any of the conditions set forth in Article V or deliveries set forth in Section 7.3 hereof shall not have been fulfilled on or prior to July 30, 2010, or shall become incapable of fulfillment, and shall not have been waived;

(c)                                  By a majority of the Sellers if, through no fault of the Sellers, any of the conditions set forth in Article VI or deliveries set forth in Section 7.4 hereof shall not have been fulfilled on or prior to July 30, 2010, or shall have become incapable of fulfillment, and shall not have been waived; or

(d)                                 By either party, if any legal action or proceeding shall have been instituted or threatened seeking to restrain, prohibit, invalidate or otherwise affect the consummation of the transactions contemplated by this Agreement which makes it inadvisable, in the judgment of such party, to consummate same.

If terminated as described above, this Agreement shall terminate, without any liability or obligation on the part of either party hereto to proceed to the Closing, except for any liability (i) arising from a breach prior to or in connection with such termination, or (ii) under any covenant that survives termination.

9.2                               Waivers.  Any condition to performance by the Seller or Purchaser which may be legally waived on or before the Closing Date may be waived by the party entitled to the benefit of such condition by duly authorized instrument in writing executed by the waiving party.  The failure of any party at any time or times to require performance of any provision hereof shall not affect or impair the right of such party to require such performance at a later time.  No waiver of any nature, whether by conduct or otherwise, in any one or more instances, shall be construed as, or be deemed to be, a further or continuing waiver either of any such condition or of any breach of any other term, covenant, representation or warranty contained in this Agreement.

ARTICLE X

Miscellaneous Provisions

10.1                        Expenses.  Each party shall bear its own legal, accounting and other professional fees, costs and expenses incurred in connection with this Agreement and the transactions hereby intended to be effected.

10.2                        Confidential Information.  Each party agrees that it and its representatives shall hold in strict confidence, and shall not divulge or disclose to any person without a need to know, any information and documents received from the other party and, if the transactions herein contemplated are not consummated, each party will continue to hold such information and documents in strict confidence and shall return to such other party all such documents then in such receiving party’s possession (including the Exhibits and Schedules to this Agreement) without retaining copies thereof; provided, that each party’s obligations under this Section 10.2 to maintain such confidentiality shall not apply to any information or documents that are in the public domain when furnished by the other or to be disclosed required by applicable law.  In the event of a breach or threatened breach under this Section 10.2, the parties to this Agreement acknowledge that the person harmed or threatened to be harmed thereby will not have an adequate remedy at law, and shall be entitled to such equitable and injunctive relief as may be available to restrain such breach; provided, that nothing herein shall be construed as prohibiting such person from pursuing any other remedies available for such breach or threatened breach, including the recovery of damages.

10.3         Publicity.  Sellers and Purchaser each agree that, without the written consent of the other, neither will independently issue a press release or otherwise publicly disclose the nature or existence of the transactions contemplated by this Agreement (including but not limited to the Purchase Consideration) except as may be required by law.  Any public announcement of this stock purchase will be made by Purchaser and Sellers jointly and simultaneously, and the wording of any such announcement will be mutually agreed upon unless, in the reasonable judgment of counsel for Purchaser, any laws, rules or regulations to which Purchaser is subject (including the rules of NASDAQ and of the U.S. Securities and Exchange Commission) mandate other wording, in which event such other laws, rules or regulations as interpreted by Purchaser and its counsel shall control; provided, however, that from and after the Closing, Purchaser shall be entitled to issue press releases or otherwise publicly disclose its acquisition of the Company.

10.4         Modification or Waiver.  This Agreement may be amended, modified or superseded, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by both parties.  The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same.

10.5         Notices.  Any notice or other communication required or which may be given hereunder shall be in writing and shall be either (a) delivered personally, (b) sent by U. S. Mail, certified or registered mail with postage prepaid, return receipt requested, or by overnight courier service with shipping fees prepaid, receipt requested, or (c) transmitted by telefacsimile to a telephone number as to which the intended recipient notifies the other.  Notice shall be deemed given when so delivered personally, or if mailed or sent by courier service, five (5) days after the date of mailing or deposited with the courier service, addressed as follows:

If to Purchaser, to:	XETA Technologies, Inc.
1814 West Tacoma
Broken Arrow, OK 74012
	Attn:	Greg Forrest, President
and Chief Executive Officer

With a copy to:	Barber and Bartz
525 South Main, Suite 800
Tulsa, OK 74103-4511
	Attn:	Robert L. Bearer, Esquire

If to the Sellers:	Wade Griffin, Allan Sanders,
Lisa Oetken, Tracy Taylor, David Hagen
and Art Evans
c/o Wade Griffin
170 East Kings Road
Double Oak TX 75077

With a copy to:	Snell Wylie & Tibbals, P.C.
8150 N. Central Expressway, Suite 1800
Dallas, Texas 75206
Attn: William F. Pyne, Esquire

If notice is provided by facsimile it shall be deemed given upon confirmation of transmission. Either party may change the person and/or address to which notices or other communications are to be sent by giving written notice of any such change to the other in the manner herein provided.

10.6         Binding Effect and Assignment.  This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto; provided, however, that no voluntary assignment of any rights or delegation of any obligations provided for herein may be made by any party without the express written consent of the other.

10.7         Exhibits and Schedules.  All exhibits hereto (the “Exhibits”) and all Schedules annexed hereto or thereto at or prior to Closing are expressly made a part of this Agreement as fully as though completely set forth herein, and all references to this Agreement herein or in any of such Exhibits or Schedules shall be deemed to refer to and include all such Exhibits and Schedules.

10.8         Entire Agreement.  This Agreement represents the entire understanding and agreement between the parties with respect to the subject matter hereof, and supersedes all of the negotiations, understandings and representations (if any) made by and between such parties.

10.9         Governing Law.  This Agreement shall be construed and enforced in accordance with the local laws of the State of Oklahoma applicable to agreements to be executed and performed wholly within said State without giving effect to its conflicts of law provisions.  The parties further agree that in any dispute between them relating to this Agreement, jurisdiction and venue shall lie solely in the trial courts located within Tulsa County, Oklahoma or Dallas County, Texas, at the election of the party plaintiff, any objections as to jurisdiction or venue in such court being expressly waived.

10.10       Section Headings.  The section headings contained in this Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

10.11       Gender.  Words of the masculine gender in this Agreement shall be deemed and construed to include correlative words of the feminine and neuter genders and words of the neuter gender shall be deemed and construed to include correlative words of the masculine and feminine genders.

10.12       Severability.  The invalidity or unenforceability of any term or provision of this Agreement shall in no way impair or affect the balance thereof, which shall remain in full force and effect.

10.13       Attorney Fees.  In the event of any litigation or controversy arising out of or in connection with this Agreement between the parties hereto, the prevailing party in such litigation or controversy shall be entitled to recover from the other party all reasonable attorney fees, expenses and suit costs, including those associated with any appellate or post-judgment collection proceeding.

10.14       Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but which together shall constitute one and the same instrument.

10.15       Recitals.  The recitals set forth at the beginning of this Agreement are true and correct and incorporated by reference into the body of this Agreement.

10.16       Equitable Relief.  Each party recognizes that the other is likely to suffer irreparable damage if the provisions of Sections 10.2 or 10.3 are not specifically enforced.  In the event of a dispute concerning any of these sections, each party agrees that the other may, without posting bond or security, obtain an temporary or permanent injunction restraining the consummation of any action or transaction prohibited thereby pending determination of such dispute.  The provisions of Sections 10.2 and 10.3 shall likewise be enforceable by a decree of specific performance.  In the event of litigation relating to such provisions, if the court determines that either party or any of its employees, agents or representatives has breached any thereof, the injured party shall be entitled to recover from the breaching party its reasonable fees, costs, and expenses (including attorney fees) incurred in connection with the negotiation of this Agreement, any related due diligence review, and/or the prosecution of any equitable or legal proceedings and any appeal therefrom.

10.17       Definitions.  Capitalized terms used in this Agreement shall have the following meanings:

“Acquisition” has the meaning set forth in Section 1.1.

“Adjusted Purchase Consideration” has the meaning set forth in Section 8.4(e).

“Asserting Party” has the meaning set forth in Section 8.5.

“Base Valuation Date” means May 31, 2010.

“Base Value Balance Sheet” means the Company’s Balance Sheet dated as of the Base Valuation Date.

“Buy-Sell Agreement” has the meaning set forth in Section 2.2.

“Cash Portion of the Purchase Consideration” has the meaning set forth in Section 1.3(a).

“CERCLA” has the meaning set forth in Section 2.30.

“Closing” has the meaning set forth in Section 7.1.

“Closing Date” has the meaning set forth in Section 7.2.

“Closing Date Financial Statements” has the meaning set forth in Section 1.2.

“Commonly Controlled Entity” has the meaning set forth in Section 2.25.7.

“Confidentiality Agreement” has the meaning set forth in Section 4.4.

“Consulting Agreement” has the meaning set forth in Section 5.13.

“Damages” has the meaning set forth in Section 8.2.

“Due Diligence Information” has the meaning set forth in Section 4.1.

“Employment Arrangements” has the meaning set forth in Section 5.8.

“Environmental Law” has the meaning set forth in Section 2.30(iii).

“ERISA” has the meaning set forth in Section 2.25.

“Escrow Agreement” has the meaning set forth in Section 1.3(a).

“Escrow Amount” has the meaning set forth in Section 1.3(a).

“Evaluator” has the meaning set forth in Section 1.5(c).

“Exhibits” has the meaning set forth in Section 10.7.

“Final Determination” has the meaning set forth in Section 8.8.

“GAAP” means generally accepted accounting principles applied on a basis consistent with prior periods.

“Goodwill Acquisition Agreement” has the meaning set forth in Section 1.4.

“Griffin Agreements” has the meaning set forth in Section 1.4

“Hazardous Materials” has the meaning set forth in Section 2.30(ii).

“Hazardous Materials Liabilities” has the meaning set forth in Section 2.30(i).

“Indemnification Period” has the meaning set forth in Section 8.1.

“Labor Agreements” has the meaning set forth in Section 2.28.

“Leases” has the meaning set forth in Section 2.16.

“Material Adverse Change” or “Material Adverse Effect” means any result, occurrence, fact, change, event or effect that has, or could reasonably be expected to (a) have, an adverse effect in the amount of $50,000 or more on the business, assets, results of operations, or condition (financial or otherwise) of the Company or Purchaser, as the case may be (the “Adversely Affected Party”), or (b) otherwise materially impair the

Adversely Affected Party’s ability to perform its obligations under this Agreement on a timely basis unless such change or event is due to causes beyond the Adversely Affected Party’s reasonable control, including changes in (i) general economic conditions, (ii) the industries or markets in which the Adversely Affected Party operates and (ii) applicable laws or accounting rules or principles.

“Material Agreements” has the meaning set forth in Section 2.17.

“Non-Competition Agreement” has the meaning set forth in Section 1.4.

“PCBs” has the meaning set forth in Section 2.30.

“Property” has the meaning set forth in Section 2.16.

“Purchase Consideration” has the meaning set forth in Section 1.3.

“Purchase Consideration Offset Claim” has the meaning set forth in Section 1.5(b)(ii).

“Purchaser Disclosure Documents” has the meaning set forth in Section 3.7.

“Purchaser’s Accountant” means HoganTaylor, LLP.

“Responding Party” has the meaning set forth in Section 8.5.

“Restricted Period” has the meaning set forth in Section 4.4.

“Review Period” has the meaning set forth in Section 1.5(a).

“Schedules” has the meaning set forth in Section 5.18.

“Sellers’ Accountant” has the meaning set forth in Section 1.2.

“SEC” has the meaning set forth in Section 3.7.

“Structures” has the meaning set forth in Section 2.16.

“Subordinated Notes” has the meaning set forth in Section 1.3(b).

“Subsidiaries” has the meaning set forth in Section 2.3.

“2009 Tax Return” has the meaning assigned in Section 2.17.

[Remainder of the page left blank intentionally.

Signatures appear on following page.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

	“Sellers”	“Purchaser”

	/s/ Wade Griffin	XETA TECHNOLOGIES, INC.
Wade Griffin

	/s/ Allan Sanders	By	/s/ Greg Forrest
	Allan Sanders		Greg Forrest, President and
Chief Executive Officer
/s/ Lisa Oetken
Lisa Oetken

/s/ Tracy Taylor
Tracy Taylor

/s/ David Hagen
David Hagen

/s/ Art Evans
Art Evans

“Company”

PYRAMID COMMUNICATION SERVICES, INC.

By	/s/ Wade Griffin
Wade Griffin, President

[Remainder of page left blank intentionally.

Consents of Spouses appear on following page.]

CONSENT AND AGREEMENT OF SPOUSES

We, the undersigned, do severally certify that we are the respective spouses of Sellers, being all of the shareholders of Pyramid Communication Services, Inc. (the “Company”), which said Sellers entered into and signed the foregoing Stock Purchase Agreement (the “Agreement”).  Each of us has read the Agreement and the exhibits thereto, and we understand their respective provisions, purposes and effect.

We acknowledge that we have been advised by Purchaser and our respective spouse to engage separate legal counsel to review the Agreement on our behalf, that we have been adequately advised as to the legal ramifications and effects of entering into the Agreement, and that we are doing so with full knowledge and of our own free will and volition.

We severally approve and consent to the foregoing Agreement and the exhibits thereto and the sale of the Company Shares upon the terms and conditions set forth in the Agreement.  We disclaim any ownership interest, whether legal or beneficial, either in the Shares or the assets of the Company other than to the extent of our respective community property or spousal interest, if any, in the property transferred to our respective spouses pursuant to the Agreement.

We severally approve, consent to and join in the foregoing Agreement and agree to be bound by its provisions, and we shall execute any and all documents required as a result thereof.

Executed as of the day and year first above written.

/s/ Rebecca R. Hagen		/s/ Melissa R. Taylor
Printed Name:	Rebecca Rene Hagen	Printed Name:	Melissa R. Taylor

/s/ Brenda Evans
Printed Name:	Brenda Evans	Printed Name:

Printed Name:		Printed Name:

List of Exhibits and Schedules

Exhibit	Description
1.3(a)	Escrow Agreement
1.3(b)	Form of Subordinate Promissory Note
1.4(a)	Goodwill Acquisition Agreement
1.4(b)	Non-Competition Agreement
4.4	Confidentiality Agreement
5.7	Certificate of Wade Griffin and the Company
5.15	Consulting Agreement
6.4	Certificate of the Purchaser

Schedule	Description
2.1	Company’s Corporate Organizational Documents
2.3	Subsidiaries (if any)
2.4	Required Consents (exception issues, if any)
2.8	Financial Statements (attachments and GAAP exceptions)
2.10	Subsequent Actions (exceptions, if any)
2.11	Material Changes (exceptions, if any)
2.12	Taxes (exception issues, if any; list of state returns)
2.13	Ownership; Trademarks (exception issues; and list)
2.14	Insurance (list of policies; exceptions, if any)
2.15	Litigation; Compliance (exceptions, if any)
2.16	Real Property (description; copies; exceptions)
2.17	Material Agreements (list; exceptions)
2.18	Condition of Assets (exceptions)
2.19	Accounts and Receivables (copies; exceptions)
2.20	Permits and Licenses (list)
2.21	Motor Vehicles (list)
2.22	Banking Arrangements (list of bank depositories)
2.23	Sellers’ Interests in Company Assets (list)
2.25.1	Pension Plans; Claims (list)
2.25.2	Welfare Plans; Claims (list)
2.25.5	COBRA exceptions
2.26	No Breach
2.27	Brokers (exception issues)
2.28	Labor Agreements (list)
2.29	Change of Name (list)
2.30	Environmental Matters (exception issues)

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2.32	Untrue or Omitted Facts	15
2.33	Continuity of Representations and Updates of Schedules	15

Article III - Representations and Warranties of Purchaser		15
3.1	Corporate Existence and Qualification	15
3.2	Consents	16
3.3	Corporate Authority	16
3.4	No Breach	16
3.5	Brokers	16
3.6	Value	17
3.7	SEC Filings Complete	17
3.8	Litigation	17
3.9	Generally	17

ARTICLE IV - Covenants		17
4.1	Access; Due Diligence Examination	17
4.2	Pre-Closing Covenants of Sellers and the Company	18
4.3	Pre-Closing Covenants of Purchaser	18
4.4	Confidentiality	18
4.5	Retention of Business Records	18
4.6	Tax Covenants	18
4.7	Tax Records	19

ARTICLE V - Conditions Precedent to the Obligation of Purchaser to Close		19
5.1	Representations and Warranties	19
5.2	Covenants	19
5.3	No Actions	19
5.4	Consents; Licenses and Permits	19
5.5	No Material Change	20
5.6	Due Diligence	20
5.7	Certificate	20
5.8	Employment of Key Personnel	20
5.9	Supplier/Vendor Relationships; Consents	20
5.10	Government and Regulatory Approvals; Lender Consents	20
5.11	Capital Expenditures	21
5.12	Opinion	21
5.13	No Contingencies or Litigation	23
5.14	Termination of Buy-Sell Agreement	23
5.15	Non-Competition and Consulting Agreements	23
5.16	2009 Tax Return	23
5.17	Board Approval	23
5.18	Additional Documents	23

ARTICLE VI - Conditions Precedent to the Obligation of the Seller to Close		23
6.1	Representations and Warranties	24
6.2	Covenants	24
6.3	No Actions	24
6.4	Certificate	24
6.5	Release of Personal Liability on Company Debt	24
6.6	Additional Documents	24

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ARTICLE VII - Closing		24
7.1	The Closing	24
7.2	Location, Time and Date	24
7.3	Sellers’ Deliveries	25
7.4	Purchaser’s Deliveries	25
7.5	Transfer of Possession	25

ARTICLE VIII - Survival of Representations; Indemnification		26
8.1	Survival	26
8.2	Indemnification by the Sellers	26
8.3	Indemnification by Purchaser	26
8.4	Limitation of Liability	26
8.5	Claims	27
8.6	Defense of Claims	27
8.7	Extension of Time	28
8.8	Final Determination	28
8.9	Exclusive Remedy After Closing	28

ARTICLE IX - Termination and Waiver		29
9.1	Termination	29
9.2	Waivers	29

ARTICLE X - Miscellaneous Provisions		29
10.1	Expenses	29
10.2	Confidential Information	29
10.3	Publicity	30
10.4	Modification or Waiver	30
10.5	Notices	30
10.6	Binding Effect and Assignment	31
10.7	Exhibits and Schedules	31
10.8	Entire Agreement	31
10.9	Governing Law	31
10.10	Section Headings	31
10.11	Gender	31
10.12	Severability	32
10.13	Attorney Fees	32
10.14	Counterparts	32
10.15	Recitals	32
10.16	Equitable Relief	32
10.17	Definitions	32

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